Exhibit 4.60

Amended and Restated Loan Agreement

This Amended and Restated Loan Agreement (this “Agreement”) is entered into on October 18, 2016 in Beijing, by and between:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Registered Address: 3/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:	Zhixiang Liang

ID No.:

WHEREAS:

1.	Party A is a foreign invested enterprise incorporated under the laws of the PRC;

2.	Party B is a Chinese citizen, holding 5.418% of equity interests in Beijing BaiduPay Science and Technology Co., Ltd. (“BaiduPay”), and is a shareholder of BaiduPay;

3.

On December 22, 2015, Party A provided Party B with an interest-free loan of RMB90 million in connection with its investment in BaiduPay. With regards to such loan, Party A and Party B enter into an Amended and Restated Loan Agreement dated December 22, 2015 (the “Original Loan Agreement”); and

4.	The Parties intend to amend and restate the Original Loan Agreement agreed herein.

NOW, THEREFORE, Party A and Party B agree as follows through negotiations and to be bound hereby:

1.	Subject to the terms and conditions of this Agreement, Party A agrees to provide, and Party B agrees to accept, an interest-free loan in the amount of RMB216,720,000.00.

2.	Party B confirms receipt of such loan and has applied the entire loan amount to pay his investment in BaiduPay.

3.

The term of the loan under this Agreement shall commence on the date Party B receives such loan until the tenth (10th) anniversary of the date hereof, which term could be extended upon mutual written consent of the Parties. During the term of the loan or any extension thereto, Party A has the right to require immediate maturity of the loan with written notice to Party B for repayment of the loan in accordance to this Agreement if:

(1)	Party B terminates, voluntarily or involuntarily, his employment with Party A or an affiliate of Party A;

(2)	Party B is dead, deprived or restricted of civil capacity;

(3)	Party B is found engaged or involved in any criminal act;

(4)	Any third party files a claim against Party B that exceeds RMB100,000; or

(5)

To the extent permitted under the laws of the PRC, Party A or a person designated by Party A may invest in BaiduPay to conduct internet information service business, value-added telecommunication business and other business, and Party A has issued to Party B a written notice to exercise the option for purchase of equity in BaiduPay pursuant to Article 4 of the Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement.

4.

The parties herein agree and acknowledge that, to the extent and within the scope permitted by the laws of the PRC, Party A shall have the right but no obligation to purchase or designate any other person (including natural person, legal entity or any other entity) to purchase the equity interest in BaiduPay held by Party B in whole or in part (the “Option”), provided that Party A shall issue a written notice to purchase equity interests to Party B. Upon issuance of a written notice to exercise such Option by Party A, Party B shall, in accordance with Party A’s intentions and instructions, immediately transfer the equity interest in BaiduPay held by him to Party A or other any person designated by Party A at its original investment price (“Original Investment Price”) or, if otherwise required by law, any other price agreed upon by Party A. The Parties hereby agree and acknowledge that in connection with exercise of the Option by Party A, if the lowest price of equity interest subscription permitted under applicable laws and regulations is higher than the Original Investment Price, the subscription price payable by Party A or any other person designated by Party A shall be equal to such lowest price permitted by applicable laws and regulations. The parties agree to enter into an Amended and Restated Exclusive Equity Option Agreement regarding the Option.

5.

Both Parties hereby agree and acknowledge that Party B may repay the loan only in the following manner: if permitted by PRC laws, Party B or its successor or assign shall transfer the equity interests in BaiduPay to Party A or its designated persons and use the proceeds from such transfer to repay the loan under this Agreement, or otherwise agreed by the Parties.

6.

Both Parties hereby agree and acknowledge that, except as otherwise provided for herein, the loan under this Agreement is interest-free; provided, however, that if the loan becomes due and Party B needs to transfer his equity interests in BaiduPay to Party A or its designated person, and the actual transfer price is higher than the loan principal due to legal requirements or other reasons, the amount in excess of the loan principal, to the extent permitted by law, Party B agrees to pay such excessive amount, net of any applicable individual income tax, at the discretion of Party A.

7.	Both Parties hereby agree and acknowledge that Party B shall be deemed to have fully performed his obligations under this Agreement only if the following requirements are met:

(1)	Party B has transferred all his equity interests in BaiduPay to Party A and/or its designated persons; and

(2)

Party B has paid the total proceeds from such transfer or the maximum amount (including principal and the highest loan interest permitted under then applicable law) allowed by applicable law as repayment of the loan to Party A.

8.

To secure performance of his obligations under this Agreement, Party B agrees to pledge all his equity interests in BaiduPay to Party A (the “Equity Pledge”). Both Parties agree to enter into an Equity Pledge Agreement (the “Equity Pledge Agreement”) regarding the Equity Pledge.

9.	Party A represents and warrants to Party B that, as of the date of this Agreement:

(1)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of PRC;

(2)

Party A has the right to execute and perform this Agreement. The execution and performance of this Agreement by Party A comply with its business scope, articles of association and other organizational documents. Party A has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

(3)	The principal of the loan to Party B is legally owned by Party A;

(4)

The execution and performance of this Agreement by Party A do not violate any laws, regulations, approvals, authorizations, notices, other governmental documents to which Party A is subject, any agreement signed by it with any third party or any undertaking made by it to any third party; and

(5)	Upon execution by the Parties hereto, this Agreement shall constitute the legal, valid and binding obligations of Party A.

10.	Party B represents and warrants to Party A that, as of the date of this Agreement until this Agreement terminates:

(1)	BaiduPay is a limited liability company incorporated and validly existing under the laws of PRC and Party B is a legal holder of the equity interest of BaiduPay;

(2)

Party B has the right to execute and perform this Agreement. The execution and performance of this Agreement by Party B comply with the business scope, articles of association and other organizational documents of BaiduPay. Party B has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

(3)

The execution and the performance of this Agreement by Party B do not violate any laws, regulations, approvals, authorizations, notices, other governmental documents to which Party B is subject, any agreement signed by Party B with any third party or any undertaking made by Party B to any third party;

(4)	Upon execution by the Parties hereto, this Agreement shall constitute the legal, valid and binding obligations of Party B;

(5)	Party B has paid contribution in full for its equity interests in BaiduPay in accordance with applicable laws and regulations;

(6)

Unless required under the Amended and Restated Equity Pledge Agreement and the Amended and Restated Equity Purchase and Transfer Option Agreement, Party B has not pledged or created any other security interest on, made any offer to any third party to transfer, accepted the offer of any third party to purchase, or execute agreement with any third party to transfer, Party B’s equity interests in BaiduPay;

(7)

There are no pending or threatened disputes, litigation, arbitration or other administrative proceedings or other legal proceedings in connection with the equity interests of BaiduPay held by Party B; and

(8)	BaiduPay has received and completed all necessary governmental approval, license, registration and filing.

11.	Party B covenants that it shall, during the term of this Agreement:

(1)

Not sell, transfer, pledge or dispose in any other manner of his equity or other interests in BaiduPay, or allow the creation of other security interests thereon, without Party A’s prior written consent, except for equity pledges or other rights created for the benefit of Party A;

(2)

Not vote at shareholder’s meetings of BaiduPay or execute any shareholders’ resolutions approving the sale, transfer, pledge, disposition in any other manner, or the creation of any other security interest on, any legal or beneficial interest in the equity of BaiduPay without Party A’s prior written consent, except for the benefit of Party A or its designated persons;

(3)

Not vote at shareholder’s meetings of BaiduPay or execute any shareholders’ resolutions approving BaiduPay to merge or combine with, acquire or invest in any person without Party A’s prior written consent;

(4)	Promptly inform Party A of any pending or threatened litigation, arbitration or regulatory proceeding concerning the equity interests of BaiduPay;

(5)

Execute all necessary or appropriate documents, take all necessary or appropriate actions, bring all necessary or appropriate lawsuits or assert all necessary and appropriate defenses against all claims in order to maintain his equity interests of BaiduPay;

(6)	Not commit any act or omission that may materially affect the assets, business and liabilities of BaiduPay without Party A’s prior written consent;

(7)	Appoint any person nominated by Party A to be the director of BaiduPay;

(8)

Upon Party A’s exercise of its Option, transfer promptly and unconditionally, all of Party B’s equity interests in BaiduPay to Party A or any person designated by Party A, provided that such transfer is permitted under the laws of PRC;

(9)	Not request BaiduPay to distribute dividends or profits;

(10)

Once he has transferred his equity interests in BaiduPay to Party A or its designated persons, promptly repay, subject to applicable laws, the proceeds received for such transfer in full, as the loan principal and loan interests or capital utilization cost allowed by laws, to Party A; and

(11)

Comply strictly with the terms of this Agreement, and perform the obligations pursuant to this Agreement and not commit any act or omission that would affect the validity and enforceability of this Agreement.

12.	Party B, as the shareholder of BaiduPay, covenants that during the term of this Agreement, he shall cause BaiduPay:

(1)

Not to supplement, amend or modify its articles of association, or to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(2)	To maintain and operate its business and deal with matters prudently and effectively, in accordance with good financial and business rules and practices;

(3)

Not to sell, transfer, mortgage, dispose of in any other manner, or to create other security interest on, any of its assets, business or legal or beneficial right to its revenues without Party A’s prior written consent;

(4)

Not to create, succeed to, guarantee or permit any liability, without Party A’s prior written consent, except (i) the liability arising from the ordinary course of business, but not arising through Party B; and (ii) the liability reported to and approved by Party A in writing;

(5)	To operate persistently all the business and to maintain the value of its assets;

(6)

Not to execute any material contracts (for the purpose of this paragraph, a contract will be deemed material if the value of it exceeds RMB100,000), without Party A’s prior written consent, other than those executed during the ordinary course of business;

(7)	To provide information concerning all of its operation and financial affairs upon Party A’s request;

(8)	Not to merge or combine with, acquire or invest in, any other person without Party A’s prior written consent;

(9)

Not to issue dividends to shareholders in any form without Party A’s prior written consent; provided, however, that BaiduPay shall promptly distributable all its distributable profits to each of its shareholders upon Party A’s request;

(10)	To inform promptly Party A of any pending or threatened suit, arbitration or regulatory proceeding concerning the assets, business or revenue of BaiduPay;

(11)

To execute all necessary or appropriate documents, take all necessary or appropriate actions, bring all necessary or appropriate lawsuits or assert all necessary and appropriate defenses against all claims in order to maintain the ownership of all its assets; and

(12)

To comply strictly with the terms of the Exclusive Technology Consulting and Service Agreement, the Supplement to the Exclusive Technology Consulting and Service Agreement dated April 22, 2010 between BaiduPay and Party A, the Supplement II to the Exclusive Technology Consulting and Service Agreement dated September 6, 2011 between BaiduPay and Party A (collectively, the “Services Agreements”), and any other agreements between Party A and BaiduPay, perform its obligations under the Services Agreements, and not commit any act or omission that would affect the validity and enforceability of the Services Agreements.

13.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assignees. Without prior written approval of Party A, Party B may not assign, pledge or otherwise transfer any right, benefit or obligation under this Agreement.

14.

Party B agrees that Party A may assign its rights and duties under this Agreement to a third party when it is necessary, in which case Party A only needs to give a written notice to Party B and no further consent of Party B is required.

15.	The execution, validity, interpretation, performance, amendment, termination and resolution of disputes in connection with this Agreement shall be governed by the laws of the PRC.

16.	Arbitration.

(1)

Both Parties shall resolve any dispute, conflict, or claim arising from the interpretation or performance (including any issue relating to the existence, validity and termination of this Agreement) in connection with this Agreement through friendly consultation. If no resolution is agreed upon by the Parties within thirty (30) day after one Party requests for the resolution, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in accordance with its rules then in effect. The arbitration award shall be final and binding upon the parties.

(2)	The seat of the arbitration shall be Beijing.

(3)	The language for the arbitration proceedings shall be Chinese.

17.

This Agreement shall be established as of the date hereof. Both Parties agree that the terms and conditions of this Agreement shall be effective as of the date on which Party B obtains the loan and shall expire when both Parties have fully performed their obligations under this Agreement.

18.	Party B may not terminate or revoke this Agreement unless (a) Party A commits a gross negligence, fraud or other material illegal acts; or (b) Party A is bankrupt.

19.

This Agreement may not be amended or modified except with a written agreement reached by both Parties. For any matter not provided herein, the Parties may enter into a supplement hereto in writing. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.

20.

This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matters hereof and supersedes all prior verbal discussions or written agreements between the parties with respect to subject matters hereof.

21.

This Agreement is severable. If any clause of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall have no effect on the validity or enforceability of the remainder of this Agreement.

22.

Each party shall keep in strict confidence all information concerning the other Party’s business, operation, financial situation or other confidential information obtained under this Agreement or during the performance of this Agreement.

23.

Any obligation arising from or becoming due under this Agreement before the expiration or early termination of this Agreement shall survive such expiration or early termination. The Articles 15, 16 and 22 of this Agreement shall survive the termination of this Agreement.

24.	This Agreement shall be made in two originals, with each Party holding one original. All originals shall have the same legal effect.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by himself, its legal representative or its duly authorized representative as of the date first written above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

/s/: Hailong Xiang

Seal of Baidu Online Network Technology (Beijing) Co., Ltd.

Party B: Zhixiang Liang

/s/: Zhixiang Liang